As filed with the Securities and Exchange Commission on September 11, 2006.
Registration No. 333-136931

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
Form F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ANORMED INC.
(Exact name of Registrant as specified in its charter)

Canada	2834	98-0171581
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

200 – 20353 64th Avenue
Langley, British Columbia
Canada V2Y 1N5
(604) 530-1057
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8600
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1605 777 Dunsmuir Street P.O. Box 10444, Pacific Centre Vancouver, B.C. Canada V7Y 1K4	William J. Adams Vice President, Finance, Chief Financial Officer, Secretary and Treasurer AnorMED Inc. 200 – 20353 64th Avenue Langley, British Columbia Canada V2Y 1N5	R. Hector MacKay-Dunn, Q.C. Trevor R. Scott, Esq. Farris, Vaughan, Wills & Murphy LLP 25th Floor 700 West Georgia Street Vancouver, B.C. Canada V7Y 1B3

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☑	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☐	at some future date (check appropriate box below)

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.    ☑

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

PROSPECTUS
AnorMED Inc.
U.S.$100,000,000
Common Shares
           We may offer from time to time, during the 25 month period that this short form base shelf prospectus, including any amendments hereto, remains effective, up to U.S.$100,000,000 (or its equivalent in any other currency) in aggregate of our common shares.
           The specific terms of any offering of our common shares will be described in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.
           Our common shares are listed on the Toronto Stock Exchange under the symbol “AOM” and on the NASDAQ Global Market (“NASDAQ”) under the symbol “ANOR”. On September 8, 2006, the closing price of our common shares was CDN$11.05 per share on the Toronto Stock Exchange and U.S.$10.17 per share on NASDAQ. Our legal name is “AnorMED Inc.”, our head office is located at Suite 200, 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5 and our registered office is located at 2500 – 700 West Georgia Street, Vancouver, British Columbia, Canada V7Y 1B3.
           Our business and an investment in our common shares involve significant risks. See “Risk Factors”.
           Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.
           We are permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements, which are incorporated by reference in this prospectus, in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to the financial statements of U.S. companies.
           Purchasing our securities may subject you to tax consequences both in the United States and Canada. This prospectus or any prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement fully.
           Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because we are incorporated or organized under the laws of Canada, certain of our directors are not U.S. residents, a majority of our officers and the experts named in this prospectus are residents of Canada, and a substantial portion of our assets are located outside the United States.
           The date of this prospectus is September 11, 2006.

      As used in this prospectus, the terms “AnorMED”, “we”, “our” and “us” refer to AnorMED Inc. and, depending on the context, its subsidiary, and the term “common shares” refers to our common shares.
CURRENCY
      In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars, all references to “dollars”, “CDN$” or “$” are to Canadian dollars and all references to “U.S.$” are to United States dollars.
PRESENTATION OF FINANCIAL INFORMATION
      Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus or included in any prospectus supplement is determined using Canadian generally accepted accounting principles, referred to as “Canadian GAAP”. “U.S. GAAP” means generally accepted accounting principles in the United States. We prepare our consolidated financial statements in accordance with Canadian GAAP, which differs from U.S. GAAP. Therefore, our consolidated financial statements incorporated by reference in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP. For a description of the material differences between accounting principals generally accepted in Canada and accounting principles generally accepted in the United States, as they relate to our financial statements, see note 13 to our audited consolidated financial statements for the financial year ended March 31, 2006, incorporated by reference in this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE
      We are incorporating by reference in this short form prospectus certain information contained in documents filed by us with the securities commissions or securities regulatory authorities in each of the provinces of Canada. This means that we are disclosing important information to you by referring you to those documents. You may obtain copies of the documents incorporated by reference in this prospectus on request without charge from our Secretary at Suite 200, 20353 64th Avenue, Langley, British Columbia, Canada, V2Y 1N5, telephone: (604) 530-1057, and are also available electronically at www.sedar.com. For the purpose of the Province of Québec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained without change from our Secretary at the above-mentioned address and telephone number and is also available electronically at www.sedar.com.
      The following documents are specifically incorporated by reference in this prospectus:

(a) our annual information form for the financial year ended March 31, 2006, dated June 27, 2006;

(b) our audited consolidated balance sheets as at March 31, 2006 and 2005 and the consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three year period ended March 31, 2006, together with the notes thereto and the auditors’ report thereon;

(c) our management’s discussion and analysis for the financial year ended March 31, 2006;

(d) our unaudited consolidated balance sheet as at June 30, 2006 and consolidated statements of operations, changes in shareholders’ equity, and cash flows for the three month periods ended June 30, 2006 and 2005;

(e) our management’s discussion and analysis for the three month period ended June 30, 2006;

(f) our material change report dated April 28, 2006 relating to the election and appointment of our directors;

(g) our material change report dated May 26, 2006 relating to Dr. Michael Abrams stepping down as our President and Chief Executive Officer;

(h) our material change report dated June 14, 2006 relating to the appointment of Paul Brennan, our Acting President and Vice President, Business Development, as one of our directors;

(i) our material change report dated August 30, 2006 relating to receipt of approval to list our common shares on the NASDAQ Global Market;

(j) our material change report dated September 11, 2006 relating to the rejection of the unsolicited approach from Genzyme Corporation to purchase all of our issued and outstanding common shares;

(k) our material change report dated September 11, 2006 relating to the recommendation by our board to reject the unsolicited offer by Genzyme Corporation to acquire all of our common shares and to the adoption by us of a limited duration shareholders’ rights plan; and

(l) our management proxy circular dated August 10, 2006 prepared in connection with the annual and special meeting of our shareholders to be held on September 19, 2006.
      Any documents of the type referred to in the above paragraph, including annual information forms, financial statements, management’s discussion and analysis, material change reports (excluding any confidential material change reports), management proxy circulars and business acquisition reports filed by us with the securities regulatory authorities in each of the provinces in Canada after the date of this prospectus and prior to the completion or withdrawal of this offering will be deemed to be incorporated by reference in this prospectus.
      In addition, to the extent that any document or information incorporated by reference into this prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, we may incorporate by reference into the registration statement of which this prospectus forms a part other information from documents that we file with or furnish to the SEC if and to the extent expressly provided therein.
      A prospectus supplement containing the specific terms of any securities offered will be delivered to purchasers of such securities together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement solely for the purposes of the offering of securities to which that prospectus supplement pertains.
      Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      Upon a new annual information form and the related annual financial statements being filed by us with, and, where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of common shares under this prospectus.
      You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these common shares in any jurisdiction where the offer is not permitted by law. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form F-10 of which the prospectus forms a part. Under the registration statement, we may, from time to time, sell common shares in one or more offerings up to an aggregate principal amount of US$100,000,000. This prospectus provides you with a general description of our common shares. Each time we sell common shares under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering of common shares. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with additional information described in this prospectus. This prospectus does not contain all of the information set out in the registration statement. For further information about us and the common shares, please refer to the registration statement, including the exhibits to the registration statement.
      We are subject to the information requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable securities legislation in each of the provinces of Canada, and in accordance therewith, we file and furnish reports and other information with the SEC and with the securities regulatory authorities of each of the provinces of Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, we may generally prepare these reports and other information (including financial information) in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the Exchange Act.
      The reports and other information filed or furnished by us with the SEC may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site, which can be accessed at www.sec.gov, that makes available reports and other information that we file or furnish electronically with it, including the registration statement of which this prospectus forms a part.
      Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available from the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, which can be accessed at www.sedar.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus, and the documents incorporated by reference herein, contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, and forward looking information within the meaning of applicable securities laws in Canada, (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding the Company’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words.
      By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements. Although our management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements, and the underlying assumptions thereto, will not prove to be accurate. Forward-looking statements in this prospectus, and the documents incorporated by reference herein, include but are not limited to, statements pertaining to the following:

•	our expectation that we can issue up to U.S.$100,000,000 in aggregate of our common shares for the 25 month period following the date of this short form base shelf prospectus;

•	our expectation that any potential offering will be successful;

•	our expectation that we can negotiate commercially acceptable financial terms for any potential offering;

•	our expectation that any net proceeds from the issue of our common shares will be used for working capital and general corporate purposes, which may include conducting clinical trials and other research and development and, if and when approved, commercialization of our product candidates;

•	our expected satisfaction of regulatory requirements, including drug manufacturing regulations and environmental regulations;

•	our expectation with respect to increasing our workforce and completing executive searches;

•	our estimates of the market potential for our products;

•	our patent expiration dates;

•	our dividend policy;

•	our expectations with respect to revenues and expenses;

•	the effect of interest rates on our results of operations and cash flow;

•	our expectations with respect to the timing, progress and success of the various stages comprising our drug discovery and preclinical, clinical and regulatory development programs;

•	our expectations with respect to existing and future collaborations and licensing transactions with third parties, and the receipt and timing of any payments from such arrangements;

•	our plans to commence building commercial infrastructure for our lead drug candidate, MOZOBIL;

•	our intentions relating to the future of the CCR5 research program;

•	our plans for an E.U. development organization;

•	the availability of further financing and our plans in the event sufficient capital is not available from alternative sources of funding;

•	our expectations that we can obtain raw materials and manufacture products in commercial quantities at acceptable costs; and

•	the benefits and efficacy of our products.
      With respect to the forward-looking statements contained in this prospectus and the documents incorporated by reference herein, we have made numerous assumptions regarding, among other things:

•	our ability to raise up to U.S.$100,000,000 in the 25 month period following the date of this short form base shelf prospectus;

•	our ability to negotiate commercially acceptable financial terms for any potential offering;

•	our ability to predict where any net proceeds from the issue of our common shares will be used;

•	our ability to obtain patents and other intellectual property rights for our drug candidates;

•	our ability to protect our intellectual property rights and to not infringe on the intellectual property rights of others;

•	our ability to comply with applicable governmental regulations and standards;

•	our ability to succeed at establishing a successful commercialization program for any of our products;

•	our ability to successfully attract and retain skilled and experienced personnel; and

•	our ability to maintain adequate insurance at acceptable costs.
      The foregoing list of assumptions is not exhaustive.
      Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward-looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors, including:

•	we may not be able to raise up to U.S.$100,000,000 in the 25 month period following the date of this short form base shelf prospectus to fund further research and development, conduct planned preclinical and clinical studies, and obtain regulatory approvals;

•	we may not be able to negotiate commercially acceptable financial terms for any potential offering;

•	further equity financing may substantially dilute the interests of our shareholders;

•	our early stage of development, particularly the inherent risks and uncertainties associated with (i) developing new drug candidates generally and specifically drug candidates that interact with chemokine receptors (the area of cellular and molecular biology where we are primarily focused), (ii) demonstrating the safety and efficacy of these drug candidates in clinical studies in humans, and (iii) obtaining regulatory approval to commercialize these drug candidates;

•	clinical studies and regulatory approvals of our drug candidates are subject to delays, and may not be completed or granted on expected timetables, if at all, and such delays may increase our costs and could delay our ability to generate revenue;

•	we may not be able to predict where any net proceeds from the issue of our common shares will be used;

•	we may not be able to obtain patents and other intellectual property rights for our drug candidates;

•	we may not be able to protect our intellectual property rights and not infringe on the intellectual property rights of others;

•	we may not be able to comply with applicable governmental regulations and standards;

•	we may not be able to succeed at establishing a successful commercialization program for any of our products;

•	we may not be able to successfully attract and retain skilled and experienced personnel;

•	we may not be able to maintain adequate insurance at acceptable costs;

•	our lack of product revenues and history of operating losses;

•	development or commercialization of similar products by our competitors, many of which are more established and have greater financial resources than we do;

•	we may not be able to rely on third parties for raw materials and manufacturing products in commercial quantities at acceptable costs;

•	changes in government regulation, medical and healthcare standards, and drug reimbursement policies of government and other third party payors;

•	changes in foreign currency exchange rates; and

•	our business is subject to potential product liability and other claims.
      The section entitled “Risk Factors” discusses these and other risks, uncertainties and factors that our management believes could cause actual results or events to differ materially from the forward-looking statements. Although we have attempted to identify the forward-looking statements, the underlying assumptions, and the risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, after the date hereof, except as may be required by law.

RISK FACTORS
      You should carefully consider the risks described below, together with all of the information disclosed in this short form prospectus, including all documents incorporated by reference, prior to making an investment in our common shares. If any of the following risks materialize, our business, financial condition, results of operations and future prospects will likely be materially and adversely affected. In that event, the market price for our common shares could decline and you could lose all or part of your investment. The risks described below are not the only ones that may exist. Additional risks not currently known by us or that we consider immaterial at the present time may also impair our business, financial condition, results of operations and future prospects.
Risks Related to our Business and our Industry
We are at an early stage of development and have not yet demonstrated an ability to successfully overcome the risks and uncertainties associated with our business.
      We were founded in 1996 and are at an early stage of development. As a development stage company, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. There are inherent risks and uncertainties associated with (i) developing new drug candidates generally and specifically drug candidates that interact with chemokine receptors (the area of cellular and molecular biology where we are primarily focused), (ii) demonstrating the safety and efficacy of these drug candidates in clinical studies in humans, (iii) obtaining regulatory approval to commercialize these drug candidates, and (iv) obtaining, enforcing and defending patents claiming our inventions and operating without infringing the patents or other intellectual property rights of third parties. In order to execute our business plan, we will need to successfully advance our core products and programs through the development process, select and develop further drug candidates, build and maintain a strong intellectual property portfolio and avoid infringing the intellectual property rights of third parties, develop and maintain successful strategic relationships, manage costs associated with our research and product development plans, conduct preclinical and clinical trials, obtain regulatory approvals and deliver pharmaceutical products to the market. If we are unsuccessful in accomplishing these objectives, we may not be able to develop drug candidates, raise capital, expand our business or continue our operations.
Our drug candidates require time-consuming and costly preclinical and clinical testing and regulatory approvals prior to commercialization.
      The development and commercialization of our products, including MOZOBIL, are subject to extensive regulation by government agencies. These drug regulatory agencies include the U.S. Food and Drug Administration, or FDA, Health Canada, the European Medicines Agency, or EMEA, and country-by-country market regulators in Europe, the Japanese Ministry of Health, Labour and Welfare, the Chinese State Food and Drug Administration, and counterparts of these agencies in other countries. Before we can market a drug product in any of these countries, the applicable regulatory authority in that country must approve a marketing authorization application that we submit for that product. In the United States, the applications for the type of products we are developing are called “New Drug Applications”, or NDA. In some countries there are also provincial, state and other local government agencies with authority over the marketing of drugs in their jurisdictions. Although the U.S., Europe and Japan, together with other nations, have for a number of years been engaged in an ongoing process to harmonize their respective drug testing and marketing authorization approval regulations, there are still substantial variances in these regula-

tions as well as varying scientific and medical opinions among these regulators as to what constitutes proof of safety and efficacy. Consequently, variances among regulatory approval procedures from country to country may, in some circumstances, require us to conduct additional preclinical or clinical studies that could delay or prevent marketing approval of any of our drug candidates on a country-by-country basis. In response to well-publicized recent events relating to the safety of approved drugs, drug regulators around the world are increasing their focus on pharmacovigilance (drug safety) during the conduct of clinical trials as well as following the approval of marketing authorization applications, such as NDA’s in the United States. In addition, in the United States and other jurisdictions, the study protocol to be followed, the informed consent form to be signed by patients, the medical ethics of the study, and related matters for any clinical trial to be conducted at any particular medical center must be approved by the institutional review board at that medical center.
      Our drug candidates require significant additional preclinical and clinical testing and investment prior to commercialization. Conducting preclinical and clinical trials is a lengthy, time-consuming and expensive process, and the results of these trials are inherently uncertain. We and, where applicable, our collaborators must commit substantial resources to conduct research and clinical trials in order to complete the development of our portfolio of drug candidates. We cannot assure that any of our drug candidates will meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. We do not expect our products, with the exception of FOSRENOL, which is commercially available in the U.S., to be commercially available in the next two years.
Clinical studies and regulatory approvals of our drug candidates are subject to delays and may not be completed or granted on expected timetables, if at all, and such delays may increase our costs and could delay our ability to generate revenue.
      The process of completing preclinical and clinical testing and obtaining regulatory approvals generally takes many years and requires the expenditure of substantial resources, and we do not know whether any preclinical or clinical studies by us or our collaborators will be successful, or that regulatory approvals will be received in a timely manner, or at all, for any of our drug candidates under development. The commencement and completion of clinical trials for any of our drug candidates may be delayed or prevented by many factors, many of which are beyond our control, including:

•	ineffectiveness of our drug candidate or perceptions that the candidate is not safe or effective for a particular indication;

•	data from our preclinical and clinical studies may be subject to varying interpretations by regulators which could result in failure to obtain regulatory approval for any or all of our drug candidates;

•	delays or failures in obtaining regulatory clearance to commence a clinical trial;

•	delays or failures in obtaining sufficient clinical materials;

•	delays or failures in reaching agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites;

•	delays or failures in the regulatory process we must follow, such as the Investigational New Drug process in the United States, in order to commence any clinical trial or in obtaining approval of our clinical trial protocols and related matters from institutional review boards;

•	slower than expected rates of patient recruitment or failure to reach full enrollment;

•	failure of patients to complete the clinical trial;

•	death of, or serious adverse effects experienced by, one or more patients during a clinical trial even if the reasons are not related to our drug candidate;

•	inability to monitor patients adequately during or after treatment and, where we rely on third parties for data collection and analysis, inability or unwillingness of such third parties to do so in a timely or accurate manner in accordance with our clinical trial protocols or good clinical practices generally;

•	inconclusive or negative results as to efficacy and unforeseen safety issues;

•	clinical costs that are greater than we anticipate; and

•	government or regulatory delays.
      Even if we achieve positive interim results in any clinical trials for any of our drug candidates, these results do not necessarily predict final results, and positive results in early trials may not be indicative of success in later trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause us or any of our applicable collaborators to repeat or terminate a clinical trial or conduct additional trials. We do not know whether our existing or any future clinical trials of our drug candidates will demonstrate safety and efficacy sufficiently to result in marketable products. Any one or more of our clinical trials may be suspended at any time for a variety of reasons, including the occurrence of any events or results that cause us, any of our collaborators or any drug regulatory agency to believe that the patients participating in these trials are exposed to unacceptable health risks or that there are deficiencies in the conduct of these trials. Failures or perceived failures in our clinical trials may directly delay our product development and regulatory approval process, damage our business prospects, make it difficult for us to establish collaborations and negatively affect our reputation and competitive position in the pharmaceutical community.
      Even if we receive approval to market any product from any regulatory authorities on the basis of successful clinical studies of that product, following the market introduction of that product we or others may discover safety and efficacy problems not observed in the clinical studies. In this respect, as a condition to granting approval to market any of our products or at any time after granting such approval, one or more regulatory authorities may require us to conduct further studies (referred to as “Phase IV studies”) to determine the safety and efficacy of the product following market introduction. If such problems arise, one or more regulatory authorities may withdraw the approval for that product or we may otherwise voluntarily withdraw the product from the market.
      Despite the time and resources expended by us, regulatory approval of drug candidates is never guaranteed. If any of our development programs are not successfully completed in a timely fashion, required regulatory approvals are not obtained in a timely fashion, or products for which approvals are obtained are not commercially successful or are ultimately found to not be safe or effective, our business could be seriously harmed.
We have not recorded any revenues from the sale of products, have a history of operating losses and expect to incur additional losses in the future.
      To date, we have not recorded any revenues from the sale of products. From our date of incorporation to March 31, 2006, we have accumulated net losses of approximately $131 million. Although we have received certain milestone and royalty payments in the past, we cannot assure you that we will receive any milestone or royalty payments in the future. Consequently, we expect losses to increase in the near term as we fund our preclinical and clinical trials and eventually seek regulatory approval for the sale of our products. We expect to continue to incur substantial operating losses unless and until such time as product sales and milestone and royalty payments generate sufficient revenues to fund our continuing operations. We cannot predict if we will ever achieve and sustain profitability.
We need to raise substantial additional financing to fund further research and development, conduct preclinical and clinical studies, and obtain regulatory approvals.
      Since inception, we have raised approximately $174 million, net of offering costs, from the sale of equity securities in private placements and public offerings. We will require substantial additional funds to fund further research and development, conduct planned preclinical and clinical trials and obtain regulatory approvals. Further funding for these purposes may be achieved through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies and/or from other sources. We have no established bank financing arrangements, and there can be no assurance that we will be able to establish such arrangements on satisfactory terms. There can be no assurance that additional funding will be available at all or on acceptable terms to permit successful commercialization of our products. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or commercialization efforts.
Our success will depend, in part, on our ability to obtain and protect patents and other intellectual property rights for our drug candidates.
      Our success will depend, in part, on our ability to obtain and enforce patents and other intellectual property rights and maintain trade secret protection. We have filed and are actively pursuing applications for patents in the United States, Canada, various countries in Europe, Japan and other countries. The patent rights of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. Thus, we cannot assure that any of our patent applications will result in the issuance of patents, that we will develop additional proprietary products that are patentable, that any patents issued to us or those that already have been issued will provide us with any competitive advantages or will not be challenged by any third parties, that the patents of others will not impede our ability to do business or that third parties will not be able to circumvent our patents. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of our products not under patent protection, or design around the inventions we claim in any of our existing patents, existing patent applications or future patents or patent applications.
      A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that are related to or affect our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflict could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications.
      Patent applications in the United States are maintained in secrecy and not published if either: (i) the application is a provisional application or, (ii) the application is filed and we request no publication, and certify that the invention disclosed “has not and will not” be the subject of a published foreign application. Otherwise, U.S. applications or foreign counterparts, if any, publish 18 months after the priority application has been filed. Since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain that we or any of our licensors were the first creator of inventions covered by pending patent applications or that we or such licensor was the first to file patent applications for such inventions. Moreover, we might have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention or opposition proceedings in the European Patent Office to determine whether any patent issued to us or any third party should be maintained, amended or revoked, which could result in substantial cost to us, even if the eventual outcome were favourable to us. There can be no assurance that our patents, if issued, would be held valid or enforceable by a court or that a competitor’s technology or product would be found to infringe such patents.
      Much of our know-how and technology may not be patentable. To protect our rights, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, our business may be adversely affected by competitors who independently develop competing technologies, especially if we obtain no, or only narrow, patent protection.
Our success will depend, in part, on our ability to operate without infringing the intellectual property rights of others.
      Our success will depend, in part, on our ability to operate without infringing the patents and other proprietary rights of third parties. Infringement proceedings in the pharmaceutical and biotechnology industries can be lengthy, costly and time-consuming and their outcome is uncertain. If we become involved in any patent litigation, interference, opposition or other administrative proceedings, we may incur substantial expense and the efforts of our technical and management personnel may be significantly diverted. As a result of such litigation or proceedings we could lose our proprietary position and be restricted or prevented from developing, manufacturing and selling the affected products, incur significant damage awards, including punitive damages, or be required to seek third-party licenses. If patents that cover our activities are issued to other companies, we cannot assure that we would be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology. We cannot assure that that any such licenses required under third-party patents or proprietary rights would be made available, if at all, on terms we find acceptable. If we need but cannot obtain such licenses on terms that are acceptable to us, we could encounter delays in the introduction of our products or be prohibited from developing, manufacturing, using, selling or otherwise commercializing our own products.
We may incur substantial costs, delays and difficulties in complying with government regulations, including drug manufacturing regulations and environmental regulations.
      The manufacture and sale of human therapeutic and diagnostic products in countries around the world, including those in North America, Europe and Asia, are governed by a variety of statutes and regulations. In addition to the statutes and regulations described above relating to the preclinical and clinical studies that we must conduct to demonstrate the safety and efficacy of our drug candidates, we must also comply with statutes and regulations relating to current Good Manufacturing Practices, or cGMP, that regulate the production and storage of drugs, the control of advertising, labelling and other marketing activities, the protection of the environment, and the protection of occupational safety and health of manufacturing personnel.
      We believe that the manufacturing processes and facilities by and in which the drug candidates that we are currently studying in clinical trials are manufactured and stored comply with cGMP as adopted by the FDA, Health Canada, the EMEA and Europe national drug regulatory agencies, and counterparts of these regulatory agencies in other countries. Under cGMP, the manufacturing processes and facilities in which our drug candidates are manufactured and stored are subject to periodic review by the FDA, Health Canada and, in the case of the EMEA, authorized third parties. We cannot assure, however, that any of these processes, facilities or future such processes or facilities that we utilize will remain in or be able to achieve such compliance. The failure to comply with cGMP of any of the processes or facilities by or in which our drug candidates are manufactured or stored is more than likely to result in our failure to obtain or maintain regulatory approval to market the applicable drug candidate or product. In the United States, the FDA has been engaged during the past several years in revising its cGMP regulatory program to encourage the early adoption of new technological advances by the pharmaceutical industry, facilitate industry application of modern quality management techniques, including implementation of quality systems approaches, to all aspects of pharmaceutical production and quality assurance, encourage implementation of risk-based approaches that focus on critical areas, ensure that regulatory review and inspection policies are based on state-of-the-art pharmaceutical science, and enhance the consistency and coordination of the FDA’s drug quality regulatory programs, in part, by integrating enhanced quality systems approaches into the FDA’s business processes and regulatory policies concerning review and inspection activities. This program, as well as similar programs under consideration by drug regulators in other countries, may result in revisions in the cGMP regulations in the United States and elsewhere that require us or any third party contract manufacturers that we use to modify the facilities in which our drug candidates are manufactured and stored. We cannot assure that we will be able to do so if so required.
      Our discovery and development processes also involve the controlled use of hazardous and radioactive materials. We are subject to federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We are not specifically insured with respect to this liability. Although we believe that we are in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material capital expenditures for environmental control facilities in the near-term, we cannot assure that we will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that our operations, business or assets will not be materially adversely affected by current or future environmental laws or regulations.
We currently face and will continue to face significant competition.
      We are engaged in a rapidly changing field. Other products and therapies that will compete directly with the products that we are seeking to develop and market currently exist or are being developed. Competition from fully integrated pharmaceutical companies and more established biotechnology companies is intense and is expected to increase. Most of these companies have significantly greater financial resources and expertise in discovery and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than ourselves. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of these competitors have significant products that have been approved or are in development and operate large, well-funded discovery and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for therapeutic products and clinical development and marketing. These companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel. In addition to the above factors, we will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. We cannot assure that our competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization, than our own.
      Other companies may succeed in developing products earlier than ourselves, obtaining government regulatory approvals for such products more rapidly than we will, or in developing products that are more effective than products we propose to develop. While we will seek to expand our technological capabilities in order to remain competitive, there can be no assurance that research and development by others will not render our technology or products obsolete or non-competitive or result in treatments or cures superior to any therapy we develop, or that any therapy we develop will be preferred to any existing or newly developed technologies.
We may not succeed at establishing a successful commercialization program for any of our products either through resources that we will have to establish or through outsourcing contracts with third parties.
      We have not yet introduced any products to market and have limited manufacturing, sales, marketing and distribution experience. To develop internal sales, distribution and marketing capabilities, we would have to invest significant amounts of financial and management resources. If we decide to perform sales, marketing and distribution functions for certain drugs ourselves, we would face a number of risks, including:

•	we may not be able to build a significant marketing or sales force;

•	the cost of establishing, training and providing oversight for a marketing or sales force may not be justifiable in light of the revenues generated by any particular product;

•	our sales and marketing efforts may not be successful; and

•	there are significant legal and regulatory risks in drug marketing and sales that we have never faced, and any failure to comply with legal and regulatory requirements for sales, marketing and distribution could result in enforcement action by drug regulatory authorities, such as the FDA or Health Canada, that could jeopardize our ability to market the product or subject us to liability.
      If we rely on third parties to launch and market our drug candidates, if approved, we may have limited or no control over the sales, marketing and distribution activities of these third parties and our future revenue may depend on the success of these third parties. In addition, if these parties fail to comply with applicable regulatory requirements, the FDA, Health Canada or other authorities could take enforcement action that could jeopardize our ability to market the drug candidate.
      We believe that there will be many different applications for our products. We also believe that the anticipated market for our products will continue to expand. However, these assumptions may prove to be incorrect for a variety of reasons, including competition from other products and the degree of our products’ commercial viability.
Our success depends, in part, on our ability to obtain raw materials and manufacture products in commercial quantities at acceptable costs.
      To be commercially successful, our drug candidates, if approved, must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. In order to manufacture any of our products in commercial quantities, if we elect to do so, we will need to develop our own manufacturing facilities or contract with third parties to do so. We cannot assure that we will be able to make the transition to commercial production of any of our products either by manufacturing them on our own or through contract manufacturers.

      In addition, production of our products may require raw materials for which the sources and amount of supply are limited or could be limited in the future. Any inability to obtain adequate supplies of such raw materials on acceptable terms, could significantly delay the development, regulatory approval and marketing of our products.
If we fail to hire and retain key management and scientific personnel, we may be unable to successfully implement our business plan.
      We are dependent on certain members of our management and scientific staff, the loss of services of one or more of whom could materially adversely affect us. Currently, five members of our management and scientific staff are permitted to work in Canada pursuant to employment authorizations issued by Immigration Canada. Employment authorizations are required to be renewed periodically. We cannot assure that these employment authorizations will be renewed.
      Our ability to manage growth effectively will require us to continue to implement and improve our management systems and to recruit and train new employees. Although we have done so in the past and expect to do so in the future, we cannot assure that we will be able to successfully attract and retain skilled and experienced personnel.
Healthcare reform and cost control initiatives by third-party payors could reduce the prices that can be charged for drugs, which could limit the commercial success of our drug candidates and reduce or revenues and profitability.
      Our ability to commercialize products successfully will depend in significant part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. Both the federal and state governments in the United States, federal and provincial governments in Canada and governments in other countries continue to propose and pass new legislation, rules and regulations affecting third-party payors’ coverage and reimbursement policies, which are designed to contain or reduce the cost of health care. There may be future changes that result in reductions in current coverage and reimbursement levels for the type of products we are developing, and we cannot predict the full scope of the changes or the impact that those changes would have on our operations. In addition, third-party payors in the United States and elsewhere are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the coverage and reimbursement status of newly approved healthcare products, and we cannot assure that adequate third-party coverage will be available to establish price levels sufficient for us to realize an appropriate return.
We may incur losses associated with foreign currency fluctuation and may not be able to effectively hedge our exposure.
      We maintain our accounts in Canadian dollars. A portion of our revenue and expenditures are in foreign currencies, most notably in U.S. dollars, and therefore we are subject to foreign currency fluctuations, which may, from time to time, impact our financial position and results. We currently do not hedge for foreign currency fluctuations. In the future, we may enter into hedging arrangements under specific circumstances, typically through the use of forward or futures contracts, to minimize the impact of decreases in the value of the U.S. dollar.
If product liability lawsuits are successfully brought against us, we will incur significant liabilities and may be required to limit the commercialization of our product candidates.
      Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of therapeutic products. Human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. While we will continue to take precautions we deem appropriate, there can be no assurance that we will be able to avoid significant product liability exposure.
Our success may depend, in part, on our ability to maintain adequate insurance at acceptable costs.
      We have product liability insurance coverage to a maximum of $5 million per incident and an aggregate of $10 million. Such insurance is expensive, difficult to obtain and may not continue to be available on acceptable terms, if at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our current or potential products. A product liability claim brought against us in a clinical trail or a product withdrawal could have a material adverse effect upon us and our financial condition.
If we are not successful in establishing and maintaining existing and additional collaborations with third parties, our business will be adversely affected.
      Our strategy is to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, manufacturing, marketing and commercialization of our products. To date, we have also entered into research collaborations for the potential development and commercialization of our product candidates with pharmaceutical firms, pursuant to which we could receive additional funding, including milestone payments from those parties. We intend to enter into additional corporate partnering agreements to develop and commercialize products based upon our products and technology. We cannot assure, however, that we will be able to establish such additional collaborations on favourable terms, if at all, or that our current or future collaborative arrangements will be successful.
      Should any collaborative partner fail to develop or commercialize successfully any product to which we have rights, or any of the partner’s products to which we have rights, our business may be adversely affected. In addition, while we believe that our collaborative partners will have sufficient economic motivation to continue their funding, we cannot assure that any of these collaborations will be continued or result in successfully commercialized products. Failure of a collaborative partner to continue funding any particular program could delay or halt the development or commercialization of any products arising out of such program. In addition, we cannot assure that the collaborative partners will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases and conditions targeted by our programs.
Risks Related to our Common Shares
Further equity financing may substantially dilute the interests of our shareholders.
      We will require substantial additional funds to fund further research and development, conduct planned preclinical and clinical trials and obtain regulatory approvals. If we raise additional funding by issuing additional equity securities, such financing may substantially dilute the interests of our shareholders and reduce the value of their investment.
Our common shares may experience price and volume fluctuations and the market price for our common shares may drop below the price you pay.
      The market price of our common shares could be subject to significant fluctuations. Market prices for securities of early stage companies like ours have historically been particularly volatile. As a result of this volatility, you may not be able to sell your common shares at or above the price you pay. The market price of our common shares may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	announcements concerning the results of clinical trials for our drug candidates;

•	announcements regarding regulatory approval or rejection of NDA’s in the United States and marketing authorization applications in other countries, if any, that we file for any of our drug candidates;

•	market acceptance of each of our products, if approved for marketing by government regulators;

•	the amount of reimbursement for our products under government programs, such as Medicare and Medicaid in the United States, and by other third party payors, as well as the prices for our products that we are able to negotiate with government regulators in those countries where we are required to do so;

•	the need to recall any of our products after they have been approved and introduced into the market;

•	reports and publications by drug regulatory, health or medical authorities, academic or other researchers, the media or other third parties regarding the potential benefits, side effects or other disadvantages of our drug candidates in particular, the general type of products we are developing, or biopharmaceutical products in general;

•	announcements of technological innovations or new products by us or our competitors;

•	announcements concerning our competitors or the biopharmaceutical industry in general;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	the timing of our achievement, if at all, of profitability and positive cash flow from operations;

•	actual or anticipated variations in our quarterly operating results; and

•	changes in financial estimates or recommendations by securities analysts, or the failure to meet or exceed securities analyst recommendations.
      The market prices of securities of pharmaceutical and biotechnology companies have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated or disproportionate to the operating performance of the particular companies. These broad market fluctuations could result in extreme fluctuations in the price of our common shares, which could cause a decline in the value of a shareholder’s investment.
      In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.
We do not expect to pay dividends on our common shares in the foreseeable future.
      We have never paid cash dividends on our common shares. We currently intend to retain our future earnings, if any, to fund the development and growth of our business, and do not anticipate paying any cash dividends on our common shares for the foreseeable future. As a result, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common shares in the foreseeable future. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.
Sales of substantial amounts of our securities may have an adverse effect on the market price of our securities.
      Sales of substantial amounts of our securities, or the availability of such securities for sale, could adversely affect the prevailing market prices for our securities. A decline in the market prices of our securities could impair our ability to raise additional capital through the sale of securities should we desire to do so.
Our articles and certain Canadian laws could delay or deter a change of control.
      Our authorized share capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares issuable in one or more series, without par value. Our authorized preferred shares are available for issuance from time to time at the discretion of our board of directors, without shareholder approval. Our articles grant our board of directors the authority, subject to the corporate laws of Canada, to determine or alter the special rights and restrictions granted to or imposed on any wholly unissued series of preferred shares, and such rights may be superior to those of our common shares.
      Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada to review any acquisition of a significant interest in us. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Investment Canada Act (Canada) subjects an acquisition of control of a company by a non-Canadian to government review if the value of our assets as calculated pursuant to the legislation exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to be a net benefit to Canada.
      Any of the foregoing could prevent or delay a change of control and may deprive or limit strategic opportunities for our shareholders to sell their shares.
We follow corporate governance requirements of Canadian corporate and securities laws.
      Non-Canadian residents holding our common shares should be aware that we follow the corporate governance requirements of applicable Canadian corporate and securities laws which may differ from corporate governance requirements under laws applicable in their place of residence. In addition, although we substantially comply with the corporate governance guidelines of the NASDAQ, we are permitted to follow the shareholder meeting quorum requirements of our bylaws, which provide that a quorum is met by two persons holding or representing not less than 10% of the outstanding voting shares (as compared to 33 1/3% under NASDAQ requirements).
We may be a passive foreign investment company under U.S. federal income tax laws in the current or future tax years.
      Special United States federal income tax rules apply to U.S. taxpayers directly or indirectly owning shares of a passive foreign investment company, or PFIC. We may constitute a PFIC in the current or a future tax year. However, since PFIC status will be determined on an annual basis and depends on the composition of the our income and assets and the nature of the our activities from time to time, there can be no assurance that we will not be considered a PFIC for the current or any future taxable year. Moreover, we will not obtain an opinion of counsel, and no ruling will be sought from the U.S. Internal Revenue Service, regarding the United States federal income tax characterization of us as a PFIC. If we are treated as a PFIC for any taxable year during which a U.S. taxpayer holds, or is treated as holding, our common shares, certain adverse consequences could apply to the U.S. taxpayer.
      Certain adverse PFIC rules described above will not apply to a U.S. shareholder if the U.S. shareholder timely elects to have us treated as a “qualified electing fund”, or QEF, for the first taxable year in which the U.S. taxpayer is treated as owning an interest in a PFIC, and we provide specified information to U.S. shareholders. If we are treated as a PFIC, a U.S. taxpayer may not be able to avoid the adverse consequences described above by electing to treat us as a QEF because we may not provide the information that a holder requires to make such an election effective.
      As an alternative to the QEF election, a U.S. taxpayer of “marketable stock” in a PFIC may make a “mark-to-market” election, provided the PFIC stock is regularly traded on a “qualified exchange”. Our common shares are currently traded on NASDAQ, which is a “qualified exchange”. We cannot assure U.S. taxpayers that our common shares will be treated as regularly traded stock. If the mark-to-market election is available and validly made, the electing U.S. taxpayer generally would (i) include in gross income, entirely as ordinary income, an amount equal to the excess, if any, of the fair market value of the PFIC stock as of the close of such taxable year and its adjusted tax basis in the stock, and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in gross income as a result of the mark-to-market election.
      A U.S. taxpayer considering investing in our common shares should consult its own tax advisor concerning the United States federal income tax consequences of holding our common shares if we are treated as a PFIC for any taxable year during which the U.S. shareholder holds, or is treated as holding, our common shares (including the advisability and availability of making any of the foregoing elections).
U.S. investors may not be able to obtain enforcement of civil liabilities against us, certain of our directors and officers, and the experts named in this prospectus.
      The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that we are organized under and governed by the federal laws of Canada, and that certain of our directors are not U.S. residents and a majority of our officers and the experts named in this prospectus are residents of Canada, and that a substantial portion of our are located outside the United States. It may not be possible for investors to effect service of process within the United States on us, certain of our directors and officers, and the experts named in this prospectus, or enforce judgments obtained in U.S. courts against us, certain of our directors and officers, and the experts named in this prospectus based upon the civil liability provisions of U.S. federal or state securities laws.
      There is some doubt as to whether a judgment of a U.S. court based solely upon the civil liability provisions of U.S. federal or state securities laws would be enforceable in Canada against us and our directors and officers. There is also doubt as to whether an original action could be brought in Canada against us or our directors and officers to enforce liabilities based solely upon U.S. federal or state securities laws.

OUR COMPANY
      We are a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic drugs in the areas of hematology, human immunodeficiency virus, or HIV, and oncology, based on our research into chemokine receptors. Our lead drug candidate, MOZOBIL, is in pivotal Phase III clinical trials for stem cell mobilization. We believe MOZOBIL has the potential to increase the proportion of patients achieving an optimal collection of stem cells more rapidly and predictably than currently approved drugs thus making current stem cell transplantation procedures more safe, effective and accessible to patients.
      Our programs are focused on a new class of drugs that target chemokine receptors, specifically CXCR4 and CCR5 receptors. Chemokines are a class of naturally occurring proteins that are involved in cellular signalling, adhesion and migration. These processes play a critical role in bone marrow function, immune responses as well the pathogenesis of diseases such as cancer and HIV infection.
      While significant advances in drug discovery have generated breakthroughs in the treatment and management of hematology, HIV and oncology, individual responses to treatments remain highly variable with a significant proportion of patients deriving little or no benefit from the therapy. For example, exposure to chemotherapeutic drugs is associated with toxic side effects and adaptation within the tumor micro environment can rapidly trigger drug resistance. In the HIV setting, mutations of the HIV virus generate drug resistance. As a result, treatments for cancer and HIV often involve “drug cocktails” whereby physicians employ a strategy of combining drugs with different mechanisms of action to maximize tumor response and infection control, respectively.
      Our product candidates in HIV and oncology have the potential to improve patient outcomes by working additively or synergistically with common drugs used to manage and treat cancer and HIV. In conditions where the underlying pathology of the disease is mediated by chemokines, our product candidates have the potential to serve as primary therapeutic compounds.
      The following table summarizes our preclinical and clinical product candidates and programs:

Program	Indication	Status	Marketing Rights

MOZOBIL	Stem Cell Transplant	Phase III	AnorMED
AMD070	HIV Entry Inhibitor	Phase Ib/IIa	AnorMED
MOZOBIL	Oncology	Preclinical	AnorMED
CCR5	HIV	Preclinical	AnorMED
CXCR4	Oncology	Preclinical	AnorMED
CAPITALIZATION
      Since June 30, 2006, there have been no material changes in our consolidated share and loan capital.
USE OF PROCEEDS
      Unless otherwise specified in a prospectus supplement, any net proceeds that we receive from the issue of our common shares will be used for working capital and general corporate purposes, which may include, but is not limited to, conducting clinical trials and other research and development and, if and when approved, commercialization of our product candidates.

DESCRIPTION OF SHARE CAPITAL
      Our authorized share capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares issuable in one or more series, without par value. As at September 8, 2006, 41,914,011 of our common shares, and none of our preferred shares, were issued and outstanding.
      The modification, amendment or variation of the rights attached to our common shares or preferred shares is governed by the Canada Business Corporations Act, the legislation under which we are incorporated. This legislation provides that such a modification, amendment or variation requires the approval of our shareholders by special resolution, being a majority of not less than 2/3 of the votes cast by our shareholders.
Common Shares
      The holders of our common shares are entitled to receive notice of any meeting of our shareholders, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote, and to attend and vote thereat. Each of our common shares entitles its holder to one vote on any poll that may be conducted. Subject to the rights of the holders of our preferred shares, the holders of our common shares are entitled to receive on a pro-rata basis such dividends as our board of directors may declare out of funds legally available for this purpose. In the event of the dissolution, liquidation, winding-up or other distribution of our assets, holders of our common shares are entitled to receive on a pro-rata basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of our preferred shares. The common shares carry no pre-emptive or conversion rights and no provisions for redemption, retraction, purchase for cancellation or surrender, sinking or purchase funds, or requiring a shareholder to contribute additional capital.
Preferred Shares
      Our preferred shares are issuable from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions determined by our board of directors. Our preferred shares will be entitled to priority over our common shares with respect to the payment of dividends and distributions in the event of our dissolution, liquidation or winding-up. The holders of our preferred shares are entitled to receive notice of any meeting of our shareholders and to attend and vote thereat, except as otherwise provided in the rights and restrictions attached to a series of preferred shares by our board or directors.
PLAN OF DISTRIBUTION
      We may issue the common shares offered by this prospectus for cash or other consideration;

•	to or through underwriters, dealers, placement agents or other intermediaries;

•	directly to one or more purchasers; or

•	in connection with acquisitions by us.
      Each prospectus supplement will set forth the terms of the offering of the common shares, including:

•	the name or names of any underwriters, dealers or other placement agents;

•	the purchase price of, and form of consideration for, the common shares;

•	any proceeds to us; and

•	any underwriting commissions, fees, discounts and other items constituting underwriters’ compensation.
      The common shares may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices.
      Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of common shares may be entitled to indemnification by us against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian provincial securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
      In connection with any offering of common shares, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the common shares offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.
LEGAL MATTERS
      Certain legal matters relating to the common shares offered by this short form base shelf prospectus will be passed upon for us by Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia, Canada, with respect to matters of Canadian law, and Dorsey & Whitney LLP, Vancouver, British Columbia, Canada, with respect to matters of United States law.
DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
      The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: the documents referred to under the heading “documents incorporated by reference”; consent of KPMG LLP; and powers of attorney from our directors and officers.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS
Indemnification of Directors and Officers.
Canada Business Corporations Act
      Under the Canada Business Corporations Act (the “CBCA”), which governs the Registrant, the Registrant may indemnify a present or former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (the “Individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the Individual is involved because of that association with the Registrant or other entity. The Registrant may advance monies to the Individual for the costs, charges and expenses of a proceeding referred to in the preceding sentence.
      However, the indemnification referred to in the preceding paragraph is prohibited under the CBCA, and all moneys advanced to the Individual pursuant to the preceding paragraph must be repaid, unless the Individual:

(a) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the Individual acted as director or officer or in a similar capacity at the Registrant’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the Individual’s conduct was lawful.
      In addition, such indemnification or the advance of monies may only be made in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favour with the prior approval of the court.
      Notwithstanding the foregoing, the CBCA provides that an Individual is entitled to indemnity from the Registrant in respect of all costs, charges and expenses reasonably incurred by the Individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the Individual is subject because of the Individual’s association with the Registrant or other entity, if the Individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and has fulfilled the conditions set forth in (a) and (b) of the preceding paragraph.
Bylaws of the Registrant
      The bylaws of the Registrant provide that, subject to the limitations contained in the CBCA, but without limiting the right of the Registrant to indemnify any individual under the CBCA or otherwise to the full extent permitted by law, the Registrant:

(a) shall indemnify each director or officer or former director or officer and each other individual who acts or has acted at the Registrant’s request as a director or officer, or in a similar capacity, of another entity (and each such individual’s respective heirs and personal representatives), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided:

(i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and

(ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful; and

(b) shall advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subparagraph (a) above in accordance with and subject to the CBCA.
      Notwithstanding the foregoing, the bylaws of the Registrant provide that any such indemnity or advance of monies in respect of an action referred to in (a) of the preceding paragraph by or on behalf of the Registrant or other entity in respect of which an individual has acted as director or officer or in a similar capacity at the request of the Registrant to procure judgment in its favour shall be subject to approval of a court.
Indemnification Agreements
      The Registrant has entered into an indemnification agreement with each of its directors and officers which provides, among other things, that the Registrant will, to the fullest extent not prohibited by law, indemnify such person against costs, charges and expenses reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding in which such person is involved because of his or her association as a present or former director or officer of the Registrant, or an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, whether brought by or on behalf of the Registrant or otherwise. The indemnification agreements also provide that, to the fullest extent not prohibited by law, or by a finding of an arbitrator or a court of first instance, the Registrant will advance, as they are incurred in advance of the final disposition of an eligible proceeding, the litigation expenses actually and reasonably incurred by such person in connection with the eligible proceeding, and upon it being ultimately determined whether or not indemnification of such person for all or part of the advanced litigation expenses is prohibited by the CBCA:

(a) to the extent that indemnification for the advanced litigation expenses is not prohibited, the Registrant will indemnify such person against them, and such person will not be required to repay them; or

(b) to the extent that indemnification for the advanced litigation expenses is prohibited, such person will repay them to the Registrant.
Directors’ and Officers’ Insurance
      The Registrant maintains a directors’ and officers’ insurance and registrant reimbursement policy. The policy: (a) insures directors and officers against losses for which the Registrant does not indemnify and which losses arise from certain wrongful acts in the indemnified parties’ capacities as directors and officers; and, (b) reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers.

United States Securities and Exchange Commission Opinion on Indemnification Under the Securities Act
      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXHIBITS
      See the Exhibit Index hereto.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.     Undertaking.
      The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the United States Securities and Exchange Commission staff, and to furnish promptly, when requested to do so by the United States Securities and Exchange Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2.     Consent to Service of Process.
      The Registrant has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.
      Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the United States Securities and Exchange Commission by an amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Langley, Province of British Columbia, Canada, on this 11th day of September, 2006.

AnorMED Inc.

By:	/s/ William J. Adams

Name: William J. Adams

Title:	Vice President, Finance, Chief Financial Officer, Secretary and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated on September 11, 2006:

Signature	Title

* Kenneth H. Galbraith	Interim Chief Executive Officer, Chairman and Director (Principal Executive Officer)

/s/ William J. Adams William J. Adams	Vice President, Finance, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Paul A. Brennan	Acting President, Vice President, Business Development and Director

* Joseph P. Dougherty	Director

* Henry J. Fuchs	Director

* Jacques R. Lapointe	Director

* I. Berl Nadler	Director

* Kelvin M. Neu	Director

III-2

Signature		Title

* Klaus R. Veitinger		Director

* Felix Baker		Director

* William L. Hunter		Director

*By:	/s/ William J. Adams Name: William J. Adams Title: Attorney-in-fact

III-3

AUTHORIZED REPRESENTATIVE
      Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this amendment to the Registration Statement, solely in its capacity as the duly authorized representative of AnorMED Inc. in the United States, on September 7, 2006.

/s/ Klaus R. Veitinger

Klaus R. Veitinger

III-4

EXHIBIT INDEX

Exhibit		Description

4.	1	Annual information Form for the financial year ended March 31, 2006, dated June 27, 2006 (incorporated by reference to AnorMED Inc.’s Annual Report on Form 40-F for the financial year ended March 31, 2006, filed with the SEC on June 30, 2006 (File No. 0-51803)).

4.	2	Audited consolidated balance sheets as at March 31, 2006 and 2005 and the consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three year period ended March 31, 2006, together with the notes thereto and the auditors’ report thereon (incorporated by reference to AnorMED Inc.’s Annual Report on Form 40-F for the financial year ended March 31, 2006, filed with the SEC on June 30, 2006 (File No. 0-51803)).

4.	3	Management’s discussion and analysis for the financial year ended March 31, 2006 (incorporated by reference to AnorMED Inc.’s Annual Report on Form 40-F for the financial year ended March 31, 2006, filed with the SEC on June 30, 2006 (File No. 0-51803)).

4.	4	Unaudited consolidated balance sheet as at June 30, 2006 and consolidated statements of operations, changes in shareholders’ equity, and cash flows for the three month periods ended June 30, 2006 and 2005 (incorporated by reference to AnorMED Inc.’s Report on Form 6-K, furnished to the SEC on August 14, 2006 (File No. 0-51803)).

4.	5	Management’s discussion and analysis for the three month period ended June 30, 2006 (incorporated by reference to AnorMED Inc.’s Report on Form 6-K, furnished to the SEC on July 31, 2006 (File No. 0-51803)).

4.	6	Material change report dated April 28, 2006 (incorporated by reference to AnorMED Inc.’s Report on Form 6-K, furnished to the SEC on June 6, 2006 (File No. 0-51803)).

4.	7	Material change report dated May 26, 2006 (incorporated by reference to AnorMED Inc.’s Report on Form 6-K, furnished to the SEC on May 30, 2006 (File No. 0-51803)).

4.	8	Material change report dated June 14, 2006 (incorporated by reference to AnorMED Inc.’s Report on Form 6-K, furnished to the SEC on June 19, 2006 (File No. 0-51803)).

4.	9	Management proxy circular dated August 10, 2006 prepared in connection with the annual and special meeting of our shareholders to be held on September 19, 2006 (incorporated by reference to AnorMED Inc.’s Report on Form 6-K, furnished to the SEC on August 28, 2006 (File No. 0-51803)).

4.	10	Material change report dated August 30, 2006 (incorporated by reference to AnorMED Inc.’s Report on Form 6-K, furnished to the SEC on August 31, 2006 (File No. 0-51803)).

4.	11	Material change report dated September 11, 2006 (incorporated by reference to AnorMED Inc.’s Report on Form 6-K, furnished to the SEC on September 11, 2006 (File No. 0-51803)).

4.	12	Material change report dated September 11, 2006 (incorporated by reference to AnorMED Inc.’s Report on Form 6-K, furnished to the SEC on September 11, 2006 (File No. 0-51803)).

5.	1	Consent of KPMG LLP.

6.	1*	Powers of Attorney.

*	Previously filed.